[Letterhead of Miller and McCollom]

March 31, 1999

Capital Reserve Corporation
1861 Beach Avenue, Suite 11
Vancouver, BC

Gentlemen:

We are unable to complete the audit of the December 31, 1998 consolidated financial statements of Capital Reserve Corporation for inclusion in the Company's Form 10KSB by March 31, 1999. We hereby consent to inclusion of this letter in the Company's From 12b-25 - Notification of Late Filing.


/s/Miller and McCollom
Miller and McCollom, CPA's